Exhibit 99.1

PRESS RELEASE

Contact:	Paul Surdez
(609) 452-4807
www.covance.com

COVANCE REPORTS 1Q07 EARNINGS OF $0.60 PER SHARE
— Backlog increases 38.6% on $510 Million in Net Orders —

Princeton, New Jersey, April 30, 2007 — Covance Inc.  (NYSE: CVD) today reported revenue growth of 11.8% and earnings for its first quarter ended March 31, 2007 of $0.60/diluted share, representing 15.7% year-over-year growth in EPS.

“We continued to see the benefit of our diversified portfolio of drug development services in the first quarter,” said Joe Herring, Chairman and Chief Executive Officer.  “Our Early Development team delivered exceptional year-over-year revenue growth of 25.8% and a 130 basis point sequential expansion in operating margins.  These strong results were broad-based across toxicology, chemistry, and clinical pharmacology.  We were especially pleased to see our eight new clinical pharmacology sites produce very strong sequential revenue growth and achieve profitability in the quarter.  Late-Stage Development results were below our expectations as revenues grew 0.6% and operating margins were 16.3%.  We experienced lower than anticipated kit volumes in our central laboratory services in the first quarter.  Our analysis indicates kit volumes are being impacted by a change in the therapeutic mix of our wins to studies of longer duration and a shift of clinical trials to emerging geographies which take longer to initiate.  However, net orders in central labs continue to be strong, as evidenced by its book-to-bill of 1.4 to 1 in the quarter and 30% growth in backlog, which should drive revenue growth as enrollment in these trials gathers momentum.  We have already seen increases in kit volumes in March and further increases in April.  Process improvement and strong project management positioned our clinical development team to deliver strong revenue growth and solid margins in the quarter.  As we projected, consolidated revenue growth returned to double-digit levels and operating margins expanded year-on-year.”

“Robust demand for our services drove net orders up 36% year-on-year to $510 million. Order performance was very strong in both of our segments.  Total company book-to-bill was 1.42 to 1 and backlog grew 39% year-on-year to $2.4 billion. Included in first quarter orders were the large dedicated space contract we announced in January as well as the expansion of another dedicated space agreement.  We also won several significant Phase II/III clinical projects.  This strong sales performance gives us continued confidence in achieving our full-year targets of low- to mid-teens revenue growth and diluted earnings per share of at least $2.63.”

Selected Consolidated Results

($ in millions except EPS)	1Q07	1Q06	Change
Total Revenues	$376.9	$333.6
Less: Reimbursable Out-of-Pockets	$18.6	$13.1
Net Revenues	$358.3	$320.5	11.8%
Operating Income	$52.0	$45.8	13.5%
Operating Margin %	14.5%	14.3%
Net Income	$38.9	$33.4	16.5%
Diluted EPS	$0.60	$0.52	15.7%

Operating Segment Results

Early Development

($ in millions)	1Q07	1Q06	Change
Net Revenues	$179.2	$142.4	25.8%
Operating Income	$43.7	$35.5	23.0%
Margin %	24.4%	24.9%

The Company’s Early Development segment includes preclinical toxicology, analytical chemistry, clinical pharmacology services, and research products.  Early Development net revenues for the first quarter of 2007 grew an exceptionally strong 25.8% to $179.2 million compared to $142.4 million in the first quarter of 2006.  Net revenue growth in the quarter was broad-based across the segment.

Operating income for the first quarter of 2007 increased 23.0% to $43.7 million compared to $35.5 million for the first quarter of last year on the strong broad-based results across the segment.  Operating margins for the first quarter of 2006 were 24.4%, up 130 basis points on a sequential basis, but down 50 basis points compared to the 24.9% reported in the first quarter of the prior year. Excluding the impact of the Radiant acquisition, operating margins expanded year-on-year.

Late-Stage Development

($ in millions)	1Q07	1Q06	Change
Net Revenues	$179.1	$178.1	0.6%
Operating Income	$29.2	$32.0	- 8.7%
Margin %	16.3%	18.0%

The Late-Stage Development segment includes central laboratory, Phase II-III clinical development, commercialization services (periapproval services and market access services), and cardiac safety services.  Late-Stage Development net revenues were $179.1 million compared to $178.1 million in the first quarter of 2006.  Strong year-on-year and sequential growth in clinical development services was offset by softness in central laboratory, cardiac safety, and commercialization services.

Operating income for the first quarter of 2007 was $29.2 million compared to $32.0 million in the first quarter of the prior year. Operating margins for the first quarter of 2007 were 16.3% versus 18.0% in the first quarter of the prior year.  Year-on-year margin expansion in clinical development services was offset by the impact of revenue softness experienced in central laboratory, cardiac safety, and commercialization services.

Corporate Information

The Company’s backlog at March 31, 2007 grew 38.6% year-over-year to $2.4 billion compared to $1.7 billion at March 31, 2006.  Net orders in the first quarter of 2007 were $510 million, up 36.0% over the $375 million reported in the first quarter of 2006.

Corporate expenses totaled $20.9 million in the first quarter of 2007 compared to $20.0 million last quarter and $21.6 million in the first quarter of last year.

The Company reported $181.5 million in cash and cash equivalents at March 31, 2007, as compared to $219.8 million at December 31, 2006.  The reduction in cash balances is largely attributable to the company’s repurchase of 780,800 shares of its common stock for $46.4 million during the quarter.

Operating cash flow for the first quarter was $34.9 million, which included payment of annual employee bonuses. Capital expenditures for the first quarter of 2007 were $31.8 million.  Free cash flow (cash from operations less capital spending) was $3.1 million.  We continue to expect full year 2007 capital spending to be approximately $160 million, including significant expenditures for the new Arizona preclinical facility, and 2007 free cash flow to be approximately $75 million.

Net Days Sales Outstanding (DSO) of 46 days at March 31, 2007 improved 10 days over March 31, 2006 and 3 days as compared to December 31, 2006.

The Company’s investor conference call will be webcast on May 1 at 9:00 am EDT.  Management’s commentary and presentation slides will be available through www.covance.com.

Covance, with headquarters in Princeton, New Jersey, is one of the world’s largest and most comprehensive drug development services companies with annual revenues greater than $1.3 billion, global operations in more than 20 countries, and more than 8,100 employees worldwide.  Information on Covance’s products and services, recent press releases, and SEC filings can be obtained through its website at www.covance.com.

Statements contained in this press release, which are not historical facts, such as statements about prospective earnings, savings, revenue, operations, revenue and earnings growth and other financial results are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  All such forward-looking statements including the statements contained herein regarding anticipated trends in the Company’s business are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These risks and uncertainties include, without limitation, competitive factors, outsourcing trends in the pharmaceutical industry, levels of industry research and development spending, the Company’s ability to continue to attract and retain qualified personnel, the fixed price nature of contracts or the loss of large contracts, risks associated with acquisitions and investments, the Company’s ability to increase order volume, the pace of translation of orders into revenue in late-stage development services, difficulties or delays in integrating acquired businesses and achieving anticipated efficiencies and synergies, and other factors described in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no duty to update any forward looking statement to conform the statement to actual results or changes in the Company’s expectations.

Financial Exhibits Follow

COVANCE INC.
CONSOLIDATED INCOME STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2006
(Dollars in thousands, except per share data)
(UNAUDITED)

	Three Months Ended March 31,
	2007	2006
Net revenues	$358,319	$320,509
Reimbursable out-of-pockets	18,620	13,129
Total revenues	376,939	333,638

Costs and expenses:
Cost of revenue	234,379	213,660
Reimbursed out-of-pocket expenses	18,620	13,129
Selling, general and administrative	55,791	48,286
Depreciation and amortization	16,111	12,719
Total costs and expenses	324,901	287,794

Income from operations	52,038	45,844

Other (income) expense, net:
Interest income, net	(2,480)	(1,813)
Foreign exchange transaction loss, net	149	262
Other income, net	(2,331)	(1,551)

Income before taxes and equity investee earnings	54,369	47,395

Taxes on income	16,041	14,256

Equity investee earnings	566	250

Net income	$38,894	$33,389

Basic earnings per share	$0.61	$0.53

Weighted average shares outstanding—basic	63,845,710	63,172,374

Diluted earnings per share	$0.60	$0.52

Weighted average shares outstanding—diluted	64,895,239	64,446,222

COVANCE INC.
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2007 and DECEMBER 31, 2006
(Dollars in thousands)

	March 31	December 31
	2007	2006
	(UNAUDITED)
ASSETS
Current Assets:
Cash & cash equivalents	$181,548	$219,810
Accounts receivable, net	205,625	205,473
Unbilled services	102,247	89,139
Inventory	48,286	49,628
Deferred income taxes	3,795	4,320
Prepaid expenses and other current assets	85,109	71,196
Total Current Assets	626,610	639,566

Property and equipment, net	516,638	500,057
Goodwill, net	119,725	119,725
Other assets	40,956	38,330
Total Assets	$1,303,929	$1,297,678

LIABILITIES and STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$29,437	$35,479
Accrued payroll and benefits	62,951	76,657
Accrued expenses and other current liabilities	44,532	50,855
Unearned revenue	125,650	109,559
Income taxes payable	22,791	17,154
Total Current Liabilities	285,361	289,704

Deferred income taxes	30,738	31,052
Other liabilities	57,764	53,627
Total Liabilities	373,863	374,383

Stockholders’ Equity:
Common stock	738	734
Paid-in capital	442,306	426,806
Retained earnings	796,071	757,809
Other Comprehensive Income:
Cumulative translation adjustment	36,317	35,170
FAS 158 adjustment	(23,389)	(23,389)
Treasury stock	(321,977)	(273,835)
Total Stockholders’ Equity	930,066	923,295
Total Liabilities and Stockholders’ Equity	$1,303,929	$1,297,678

COVANCE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2006

(Dollars in thousands)

(UNAUDITED)

	Three Months Ended March 31
	2007	2006
Cash flows from operating activities:
Net income	$38,894	$33,389
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,111	12,719
Non-cash compensation expense associated with employee benefit and stock compensation plans	8,256	6,697
Deferred income tax (benefit) provision	(1,037)	(1,203)
Other	(326)	(195)
Changes in operating assets and liabilities:
Accounts receivable	(152)	12,362
Unbilled services	(13,108)	(7,910)
Inventory	1,342	(227)
Accounts payable	(6,042)	(2,296)
Accrued liabilities	(15,875)	(12,241)
Unearned revenue	16,091	(6,332)
Income taxes payable	8,618	5,260
Other assets and liabilities, net	(17,866)	(7,462)
Net cash provided by operating activities	34,906	32,561

Cash flows from investing activities:
Capital expenditures	(31,800)	(19,158)
Other, net	—	22
Net cash used in investing activities	(31,800)	(19,136)

Cash flows from financing activities:
Stock issued under employee stock purchase and option plans	6,438	17,560
Purchase of treasury stock	(48,142)	(563)
Net cash (used in) provided by financing activities	(41,704)	16,997

Effect of exchange rate changes on cash	336	(42)

Net change in cash and cash equivalents	(38,262)	30,380

Cash and cash equivalents, beginning of period	219,810	160,717

Cash and cash equivalents, end of period	$181,548	$191,097